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                                                                      EXHIBIT 11



                      TRO LEARNING, INC. AND SUBSIDIARIES
                     COMPUTATION OF INCOME (LOSS) PER SHARE
                      AND EQUIVALENT SHARE OF COMMON STOCK

                (Unaudited, in thousands, except per share data)

                                                                Three Months
                                                              Ended January 31,
                                                             -------------------
                                                               1997       1996
                                                             --------   --------

 AVERAGE SHARES OUTSTANDING:
 1.   Weighted average number of shares of common
         stock outstanding during the period . . . . .       6,182        6,081

 2.   Net additional shares assuming stock options
         exercised . . . . . . . . . . . . . . . . . .         ---          ---
                                                        ----------   ----------
 3.   Weighted average number of shares and
         equivalent shares of common stock outstanding
         during the period . . . . . . . . . . . . . .       6,182        6,081
                                                        ----------   ----------
                                                        ----------   ----------
 INCOME (LOSS):


 4.   Net loss . . . . . . . . . . . . . . . . . . . .     $(2,314)     $(1,049)
                                                        ----------   ----------
                                                        ----------   ----------

 PER SHARE AMOUNTS:

 Net loss (line 4/line 3). . . . . . . . . . . . . . .      $(0.37)      $(0.17)
                                                        ----------   ----------
                                                        ----------   ----------


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